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                                                          Chittenden Corporation


Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820          Sheldon Prentice
(802) 658-4000                           (802) 660-1410

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For Immediate Release



May 2, 2001                                                           #15 /01


CHITTENDEN ADDS WELLS TO BOARD
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Burlington, VT -- Chittenden Corporation (NYSE: CHZ) Chairman, President and
Chief Executive Officer, Paul A. Perrault announced that Owen W. Wells has joined the Board of Chittenden Corporation and Chittenden Bank. Mr. Perrault expressed his pleasure at Mr. Wells' addition to the Boards of Chittenden, saying, "Mr. Wells, a native Mainer, brings a deep knowledge of Maine and all its institutions, as well as broad experience with financial concerns, to our deliberations."

Owen W. Wells was born in Kittery, Maine in 1943. He attended the University of Maine, graduating in 1965 and subsequently graduated from George Washington University Law School in 1968. He served as a Captain in the United States Army in Vietnam where he was awarded the Bronze Star with Oak Leaf Cluster.

From 1972 to 1997, Mr. Wells was a partner, Director and Shareholder of the Portland law firm of Perkins, Thompson, Hinckley & Keddy. On January 1, 1998, he became of counsel to that firm. Mr. Wells is a Trustee, President and CEO of the Libra Foundation and Trustee of The Dean L. Fisher Charitable Foundation. Mr. Wells serves as a Director and Chairman of the Board of JSC Corp. (formerly John J. Nissen Baking Company) and President of October Corporation. He is a Director of Maine Bank & Trust Company, Irving Oil Corporation, Irving Oil Transportation Company, Irving Oil Terminals, Inc. and Ocean Investment Company. He is also a Trustee and former Chairman of the Board of the Maine Medical Center, a Trustee of Maine Health; member of the Board of The Hauser Center of Harvard University and a Trustee of Colby College.

Mr. Wells is admitted to the Bars of the Sate of Maine, United States District Court and United States Supreme Court and is a charter Fellow of the Maine Bar Foundation. He is also a Fellow of the American Bar Foundation.

Mr. Wells is married to Anna Hosmer Wells and resides in Falmouth, Maine.

Chittenden is a bank holding company headquartered in Burlington, Vermont. Its subsidiary banks are Chittenden Bank, The Bank of Western Massachusetts, Flagship Bank and Trust Company and Maine Bank & Trust. Chittenden Bank also operates under the names First Savings of New Hampshire and Mortgage Service Center, and it owns The Pomerleau Agency, and Chittenden Securities. The Company offers a broad range of financial products and services, including deposit accounts and services; consumer, commercial, and public sector loans; insurance; brokerage; and investment and trust services to individuals, businesses, and the public sector.

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